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EXHIBIT 99.1

                                  PRESS RELEASE

March 30, 2001 - All Star Gas Corporation (the Company") announced today that it has terminated the Offer to Exchange and the Consent Solicitation (collectively, the "Offer") dated June 30, 2000, as extended through March 30, 2001, with respect to its 9% Subordinated Debentures due 2007 (the "Subordinated Notes") due to the failure to obtain consents to the terms of the Offer from the holders of 66 2/3% in aggregate principal amount of the outstanding Subordinated Notes not owned by the Company or its affiliates.

         Subordinated Notes tendered and not withdrawn pursuant to the terms of the Offer will be returned to the respective holders as soon as practicable.

         The Company also announced today that pursuant to the terms of the Indenture (the "Indenture") dated as of February 23, 2001 by and between the Company and State Street Bank and Trust Company, as Trustee (the "Trustee"), relating to the Company's Senior Secured Notes due 2003 (the "Senior Notes"), the Company notified the Trustee that it will utilize the 30 day grace period for the interest payment due March 30, 2001 (the "Senior Interest Payment").

         The outstanding interest due on the Subordinated Notes will not be paid to the holders of the Subordinated Notes until the Company pays the Senior Interest Payment to the holders of the Senior Notes, at which time the Company will evaluate its financial position and options available to it, including without limitation, the possibility of paying interest due or presenting a revised exchange offer.

         This press release contains statements that are forward looking. These statements are not projections or assured results.

         For additional information contact Valeria Schall, All Star Gas Corporation, 417-532-3103.